FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                         FIRSTCITY FINANCIAL CORPORATION
              (formerly First City Bancorporation of Texas, Inc.)
             (Exact name of registrant as specified in its charter)


                 Delaware                                76-0243729
 (State of incorporation or organization)   (I.R.S. Employer Identification No.)


     6400 Imperial Drive, Waco, Texas                      76712
 (Address of principal executive offices)                (Zip Code)



SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

          Title of each class                Name of each exchange on which
          to be so registered                each class is to be registered

            Not Applicable                           Not Applicable


      If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

      If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                New Preferred Stock, par value $.01 per share
                               (Title of class)

HOFS02...:\92\54892\0009\5267\FRM6257J.08B

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

GENERAL

      On June 18, 1997, FirstCity Financial Corporation (the "Registrant") offered, upon the terms and subject to the conditions stated in its Offer to Exchange (the "Exchange Offer") and the accompanying Letter of Transmittal, to exchange for each currently outstanding share of Special Preferred Stock, $.01 par value per share ("Special Preferred Stock"), tendered to the Registrant one share of the Registrant's New Preferred Stock, par value $.01 per share ("New Preferred Stock"), bearing an initial dividend rate of 15% which adjusts to 10% after 15 months, with a Nominal Stated Value of $21.00 per share. Unless the Exchange Offer is extended, the Exchange Offer will expire at 12:00 midnight, New York City time on Friday, July 18, 1997 (the "Expiration Date"). The Exchange Offer is being made for the 1,923,481 outstanding shares of Special Preferred Stock. However, the Exchange Offer is conditioned upon a minimum of 1,500,000 shares of Special Preferred Stock, having an aggregate redemption value equal to at least $31,500,000 being validly tendered and not withdrawn prior to the Expiration Date.

      This registration statement on Form 8-A pertains only to the New Preferred Stock.


NEW PREFERRED STOCK

      Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Registrant, holders of the New Preferred Stock will be entitled to receive $21.00 per share plus any accrued and unpaid dividends before any distribution is made on the Common Stock, or on any other shares of capital stock ranking junior to the New Preferred Stock. After provision for the preferential amounts to which the New Preferred Stock and other series of preferred stock of the Registrant will be entitled, the holder of any shares of capital stock ranking junior to the New Preferred Stock will be entitled to receive the remaining assets according to their respective rights. The dividend and liquidation rights of the New Preferred Stock are senior to those of the other series of preferred stock of the Registrant except that they are junior to the Special Preferred Stock. If the assets of the Registrant are not sufficient to pay in full the liquidation preference payable to the holders of New Preferred Stock and other series of preferred stock of the Registrant, each will share ratably in such distribution of assets. A consolidation or merger of the Registrant with another entity will not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the Registrant.

      Dividends on the New Preferred Stock initially will accrue quarterly at an annual rate of $3.15 per share reducing to an annual rate of $2.10 per share on October 1, 1998, and will be cumulative. Dividends will be payable by the Registrant, when, as and if declared by its Board of Directors, out of funds legally available therefor in equal quarterly payments on the last business day of March, June, September and December (each of such dates being a "dividend payment date") in each year with respect to the quarter ending on the last day of the month in which payment is made, commencing on the last business day of the first full quarter following the date of first issuance of the New Preferred Stock (the "Issuance Date"). Such payment of dividends will be in preference to dividends on any shares of capital stock ranking junior to the New Preferred Stock.

      The shares of New Preferred Stock have no preemptive or conversion rights, nor any sinking fund provisions. The New Preferred Stock will not be subject to any calls or assessments of the Registrant until September 30, 2003.

      There are no restrictions on the repurchase or redemption of shares of New Preferred Stock by the Registrant as a result of any arrearage in the payment of dividends.

      The holders of the New Preferred Stock will have no voting rights except as otherwise provided by law and as set forth in the Registrant's Certificate of Incorporation, except that the holders of New Preferred Stock, voting as a single class shall have the right to elect two directors if (a) dividends shall be in arrears in an aggregate amount equal to six quarterly dividends on all shares of preferred stock and (b) in certain other circumstances in which their existing rights as holders of preferred stock are affected. In any such vote, holders of the New Preferred Stock will be entitled to one vote for each such share.

      There is no provision in the Certificate of Incorporation for cumulative voting with respect to the election of directors of the Registrant.

      Dividends in respect of shares of Special Preferred Stock validly tendered and accepted in exchange for New Preferred Stock will be paid through June 30, 1997. Dividends in respect of such shares will not be paid after June 30, 1997, but dividends on the New Preferred Stock will accrue from and after July 1, 1997.

      The New Preferred Stock may not be redeemed optionally by the Registrant prior to September 30, 2003. Thereafter, the New Preferred Stock may be redeemed, in whole or in part, at the option of the Registrant, at $21.00 per share, together with accrued and unpaid dividends. The Registrant will be required to redeem all outstanding shares of New Preferred Stock at $21.00 per share, together with accrued and unpaid dividends, on or before September 30, 2005. In the event that fewer than all the outstanding shares of New Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors and the shares to be redeemed will be determined by lot or pro rata as may be determined by the Board of Directors. Notice of redemption will be given by first class mail, postage prepaid, at least 30 days but no more than 60 days before the redemption date to each holder of record of the shares of New Preferred Stock to be redeemed, at the address of such holder shown on the books of the Registrant. On and after the redemption date, dividends will cease to accrue on shares of New Preferred Stock called for redemption and all rights of holders of such shares will terminate, except the right to receive the redemption price (unless the Registrant defaults in the payment of the redemption price).

      The Registrant will apply for the inclusion of the New Preferred Stock on the National Association of Securities Dealers Automated Quotations System ("Nasdaq") and for designation of the New Preferred Stock on the Nasdaq National Market System.

ITEM 2. EXHIBITS.


 EXHIBIT
  NUMBER    DESCRIPTION

    1.1 Offer to Exchange, dated June 18, 1997 (incorporated herein by reference to Exhibit 99.(a)(1) of the Registrant's Schedule 13E-4 dated June 18, 1997 filed with the Commission on June 19, 1997).

    1.2 Letter of Transmittal dated June 18, 1997 (incorporated herein by reference to Exhibit 99.(a)(2) of the Registrant's Schedule 13E-4 dated June 18, 1997 filed with the Commission on June 19, 1997).

    1.3 Letter sent from the Registrant to the Holders of Special Preferred Stock, dated June 18, 1997 (incorporated herein by reference to Exhibit 99.(a)(3) of the Registrant's Schedule 13E-4 dated June 18, 1997 filed with the Commission on June 19, 1997).

    1.4 Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated June 18, 1997 (incorporated herein by reference to Exhibit 99.(a)(4) of the Registrant's Schedule 13E-4 dated June 18, 1997 filed with the Commission on June 19, 1997).

    2.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18,
            1995).

    2.2 Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995).

    2.3 Joint Plan of Reorganization by First City Bancorporation of Texas, Inc., Official Committee of Equity Security Holders and J-Hawk Corporation, with the Participation of Cargill Financial Services Corporation, Under Chapter 11 of the United States Bankruptcy Code, Case No. 392-39474-HCA-11 (incorporated herein by reference to Exhibit 2.1 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995).

                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement on Form 8-A to be signed on its behalf by the undersigned, thereto duly authorized.



                                    FIRSTCITY FINANCIAL CORPORATION

                                    /s/ Matt A. Landry, Jr.
                                    -----------------------------------------
                                    Matt A. Landry, Jr.
                                    Executive Vice President


Date:  July 10, 1997

                                    EXHIBITS



EXHIBIT
NUMBER      DESCRIPTION

    1.1 Offer to Exchange, dated June 18, 1997 (incorporated herein by reference to Exhibit 99.(a)(1) of the Registrant's Schedule 13E-4 dated June 18, 1997 filed with the Commission on June 19, 1997).

    1.2 Letter of Transmittal (incorporated herein by reference to Exhibit 99.(a)(2) of the Registrant's Schedule 13E-4 dated June 18, 1997 filed with the Commission on June 19, 1997).

    1.3 Letter sent from Registrant to the Holders of Special Preferred Stock, dated, June 18, 1997 (incorporated herein by reference to Exhibit 99.(a)(3) of the Registrant's Schedule 13E-4 dated June 18, 1997 filed with the Commission on June 19, 1997).

    1.4 Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, dated June 18, 1997 (incorporated herein by reference to Exhibit 99.(a)(4) of the Registrant's Schedule 13E-4 dated June 18, 1997 filed with the Commission on June 19, 1997).

    2.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18,
            1995).

    2.2 Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995).

    2.3 Joint Plan of Reorganization by First City Bancorporation of Texas, Inc., Official Committee of Equity Security Holders and J-Hawk Corporation, with the Participation of Cargill Financial Services Corporation, Under Chapter 11 of the United States Bankruptcy Code, Case No. 392-39474-HCA-11 (incorporated herein by reference to Exhibit 2.1 of the Registrant's Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995).